CONSOLIDATED-TOMOKA LAND CO.
ANNUAL EXECUTIVE CASH BONUS PLAN

1.           Purpose.  The purpose of the Consolidated-Tomoka Land Co. Annual Executive Cash Bonus Plan (the "Plan") is to create a mutuality of interest between management and shareholders of Consolidated-Tomoka Land Co. (the "Company") through a bonus structure designed to reward actions that will increase long-term shareholder value.

2.           Eligibility.  The participants in the Plan shall be those eligible Company officers and managers whose participation in the Plan has been approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).  To be eligible, an officer or manager must be employed by the Company or one of its subsidiaries as a full-time employee from January 31 through December 31 of the bonus plan year, unless otherwise recommended by the Committee and approved by the Board.

3.           Administration of Plan.  The Plan shall be administered by the Committee.  The Committee shall have the authority to select officers to participate in the Plan, to determine performance goals and the bonus amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.  All decisions made by the Committee pursuant to the Plan shall be made in the Committee's sole and absolute discretion and shall be final and binding on officers, participants, and the Company.

4.           Performance Awards.  The Plan performance criteria are designed to incentivize those management actions that best serve the short and long-term interest of the shareholders, as determined by goals and objectives set annually by the Board.  Discretionary awards will be based on the subjective evaluation and recommendation of the Committee to the full Board.  Bonuses will be paid no later than March 15 following the end of the bonus plan year.

In the first quarter of each plan year, the Board upon the recommendation of the Committee will determine the potential bonus pool, adopt specific annual goals related to each criteria, approve a list of plan participants, and potential bonus award (“PBA”) for a 100 percent rating.

Maximum PBA payouts are limited as follows:

•	Chief Executive Officer up to 100 percent of base annual salary
•	Other Executive Officers up to 50 percent of base annual salary
•	Vice Presidents up to 40 percent of base annual salary
•	Managers up to 30 percent of base annual salary

The independent Board Chairman shall annually make bonus recommendations to the Committee on the performance of the CEO under the plan, and the CEO shall make bonus recommendations to the Committee as to all other plan participants.  The Committee will review these recommendations and make its recommendations to the Board for final approval.

    The performance criteria to be used under the Plan are:

•	Annual Earnings per Share (EPS)
•	Self-Development
•	Risk Management
•	Long-Term Asset Value Enhancement
•	Executive Leadership

Each performance criterion will comprise one-fifth of each participant’s total PBA, or such other percentage as determined at the beginning of the plan year by the Committee. At the end of the plan year, the Committee will rate each participant’s performance in relation to each of the criteria. The cumulative score for each participant will be multiplied by the PBA to determine the individual’s bonus. The Committee may, with the approval of the Board, increase or decrease an individual participant’s award.

(a)           Earnings per Share ("EPS").  The long-term viability of the Company is based on consistent profitability. Annual EPS, based on GAAP accounting standards, is an important measure of management’s ability to execute the Company’s adopted business plan. The Committee will evaluate annually actual EPS performance compared to the EPS target goal set by the Board. Performance awards will be based on the percentage achievement of the annual targeted EPS goal. To earn a 15 percent EPS bonus award the Company must achieve a minimum EPS of 75 percent of the annual goal prorated up to a 20 percent award for achieving 100 percent or more of the EPS goal.

(b)           Self-Development.  Each year the Company’s adopted business plan includes specific annual performance goals and objectives for self-development. These goals could include specific measurements such as the development of roads and other infrastructure, specific self-development goals, including accomplishing certain milestones such as project design, permitting, horizontal and vertical development, leasing, and other related goals. The Committee will annually evaluate each participant’s performance in meeting self-development target goals. Performance awards can range from zero up to a maximum of 20 percent of the PBA.

(c)           Risk Management.  Risk Management is critically important in the success of the Company. Poor management decisions, excessive leverage, and debt can dramatically affect the viability of the Company. Excessive risk taking, over expansion, and imprudent business decisions can exacerbate Company risks. Sales contracts, leases, and other contractual agreements with public and private entities expose the Company to potential short and long-term risks. The Company operates in a highly regulated industry and must manage its exposure to violations of Federal, State, and local regulations. Regulations are continually changing, and management must anticipate these trends and make adjustment to minimize corporate risk. National, regional, and local market conditions are also continually changing, which affects the Company’s business risks. Management must anticipate these changes, and make necessary adjustments within its authority; and when necessary, make recommendations to the Board on policy changes to mitigate changing risks. The Committee will annually evaluate management’s overall performance in all areas of risk management including monitoring current debt, cash flow, project costs, budgets and other targeted goals. Performance awards can range from zero up to a maximum of 20 percent of the PBA.

(d)           Long-Term Asset Value Enhancement.  The nature of the Company’s land holdings requires a long-term perspective and considerable time to realize its maximum value enhancement. Management must take appropriate actions that do not impact short-term profitability (EPS), but that are in the best long-term interest of the Company and its shareholders. Actions such as:  effectively managing its agricultural operations to retain and enhance land values; obtaining and improving comprehensive land use plans and other such entitlements; negotiating agreements with governmental and regulatory agencies or advancing legislative changes which improve long-term values; advancing critical infrastructure and services such as roads, utility capacity; attracting schools, colleges, and targeting private employers who will serve as magnets to attract other development that will add value to adjoining land; development of strategic properties to create new real estate products that will increase prices and absorption rates are examples of management actions that can positively enhance future asset values. Likewise, management may need to oppose certain public or private initiatives that would harm the Company’s long-term asset value. At the beginning of each plan year, the Committee will establish goals for actions by management that are intended to enhance long-term asset value.  The Committee will annually evaluate management's achievement of these goals, and its other actions that enhance or preserve long-term asset value. Performance awards can range from zero to a maximum of 20 percent of the PBA.

(e)           Executive Leadership.   In order to advance the Company’s goals and to improve the long-term value of the Company’s land holdings, it is necessary to obtain entitlements from local elected,  appointed, and government officials, and other regulators as well as obtain the positive support of the local business community and general electorate. Externally, management must be proactively involved in many aspects of the local community to advance a positive image and obtain necessary entitlements for the Company. Internally, management must provide effective leadership, direction, and positive motivation to Company employees.   The Committee will annually evaluate management’s overall external and internal leadership performance. Performance awards can range from zero up to a maximum of 20 percent of the PBA.

5.           Discretionary Awards.  Upon the recommendation of the Committee, the Board, in its sole discretion, may also award discretionary cash bonuses to participants whose performance is determined to have been outstanding during the plan year or otherwise merit a special one-time cash bonus.

6.           Participant’s Interests.  A participant’s interest in any awards shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan.  The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. Neither the Company, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

7.           Non-Alienation of Benefits; Beneficiary Designation.  All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment.  Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the participant’s death.

8.           Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements.

9.           Rights of Employees.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a participant’s employment at any time, or confer upon any participant any right to continued employment with the Company or any of its subsidiaries or affiliates.  A participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the participant, adversely affects the ability of the participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

10.           Adjustment of Awards.  The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles.

11.           Amendment or Termination.   The Plan is provided at the discretion of Consolidated-Tomoka Land Co. and its Board.  The Board reserves the right to modify, or terminate the Plan with or without notice.

Adopted by the Board of Directors
on April 28, 2010

Back to 8K